Exhibit 99

UIL HOLDINGS CORPORATION
157 CHURCH STREET
P.O. BOX 1564
NEW HAVEN, CT  06506-0901
203.499.2812 FAX:  203.499.3626



                         UIL HOLDINGS CORPORATION
                         ------------------------


NEWS RELEASE
------------

FEBRUARY 17, 2005          ANALYST CONTACT:  SUSAN ALLEN          203-499-2409
                           MEDIA CONTACT:    ANITA STEEVES        203-499-2901
                                             AFTER HOURS          203-499-2812

UIL HOLDINGS CORPORATION ANNOUNCES 2004 EARNINGS AND PROVIDES EARNINGS GUIDANCE
-------------------------------------------------------------------------------
FOR 2005
--------

         UIL Holdings Corporation (NYSE: UIL) today reported earnings from continuing operations for 2004 of $36.9 million, or $2.57 per share, compared to $29.5 million, or $2.07 per share in 2003. These results exclude both an after-tax extraordinary gain of $0.2 million, or $0.01 per share, recognized at Xcelecom in the fourth quarter of 2004 and the results of operations of American Payment Systems (APS), which was sold to CheckFree Corporation (CheckFree) in June 2004 and are therefore reported separately as discontinued operations. The results of discontinued operations in 2004, including the gain on the sale of APS, amounted to earnings of $49.8 million, or $3.46 per share, compared to a net loss of $6.2 million, or $0.44 per share in 2003. Total earnings for 2004, including extraordinary items and discontinued operations, were $86.9 million, or $6.04 per share, compared to 2003 earnings of $23.3 million, or $1.63 per share.

         For the fourth quarter of 2004, UIL reported net income of $4.5 million, or $0.32 per share from continuing operations, compared to $2.4 million, or $0.17 per share, in the fourth quarter of 2003.

         "We are very pleased with our accomplishments during 2004," commented Nathaniel D. Woodson, UIL's chief executive officer. "UI had a solid year, with economic growth helping to increase kilowatt-hour consumption over the prior year; Xcelecom returned to profitability; and significant progress was made toward achieving permanent operation of the Cross-Sound cable. In fact, the remediation work to bring the cable into compliance with the Connecticut Department of Environmental Protection (CDEP) burial depth permit conditions was completed in January 2005."

THE UNITED ILLUMINATING COMPANY (UI)
------------------------------------

         Net income for UI totaled $46.5 million, or $3.23 per share in 2004, compared to net income of $38.7 million, or $2.71 per share, for 2003. For the fourth quarter of 2004, net income for UI was $7 million, or $0.48 per share, compared to net income of $4.3 million, or $0.30 per share, for the same period in 2003.

          UI benefited from lower interest charges during 2004 as compared to 2003, due to the refinancing of certain debt issues late in 2003 at lower interest rates. Also, the results for 2004 were improved as compared to 2003 due to an increase in kilowatt-hour volume consumption mainly attributable to economic growth, producing a weather adjusted kilowatt-hour sales increase of three percent by year end. The benefits of this growth were mitigated by milder weather in 2004 as compared to 2003. The results of 2004 also included the following non-recurring items which had a net positive impact on earnings of approximately $0.31 per share: (1) a change in the accounting estimate for unbilled revenues resulting from the implementation of a new customer information software package which provides a more precise estimate of unbilled revenue, $0.07 per share positive impact, (2) a settlement by ISO-NE related to a review of the allocation of New England Power Pool transmission revenues to member companies, $0.08 per share positive impact, (3) the resolution of post-closing issues and DPUC decisions related to UI's sale of Seabrook Station, $0.11 per share positive impact, (4) a fourth quarter true-up of insurance reserves, including worker's compensation and general liability insurance, based on an analysis of claim activity by an independent actuary, $0.06 per share positive impact, (5) the recovery of increased pension and post-retirement benefits costs for the period from February 18, 2004 through June 24, 2004, $0.08 per share positive impact, (6) the reversal of certain reserves following the resolution of prior year Internal Revenue Service audits, $0.06 per share positive impact, (7) the write-off of a net operating loss receivable from the State of New Hampshire, $0.06 per share negative impact, (8) costs associated with the previously announced restructuring of the UIL and UI Finance organizations, $0.05 per share negative impact, and (9) an increase to uncollectible reserves, $0.04 per share negative impact. These net favorable variances were partially offset by higher operating expenses.


-----------------------------------------------------------------------------
 REAL RETAIL KWH SALES EXCLUDING WEATHER, LEAP YEAR AND UNBILLED ADJUSTMENT
-----------------------------------------------------------------------------

                          Q4 2004            Q4 2003           % CHANGE
                          -------            -------           --------
Millions of kWh            1,435              1,380              4.0%

                         YTD 2004            YTD 2003          % CHANGE
                         --------            --------          --------
Millions of kWh            5,890              5,716              3.0%
-----------------------------------------------------------------------------


NON-UTILITY BUSINESSES
----------------------

         UIL serves as the parent company for the operating business Xcelecom, Inc. (Xcelecom), and two entities which hold minority ownership interests in their respective passive investments, United Bridgeport Energy, Inc. (UBE) and United Capital Investments, Inc. (UCI). UIL completed the sale of its other non-utility operating business, APS, in June 2004. Results for APS are reported as discontinued operations.

         The non-utility businesses, including unallocated UIL Corporate costs, reported a loss from continuing operations of $9.6 million, or $0.66 per share, compared to a loss from continuing operations of $9.2 million, or $0.64 per share in 2003. The non-utility businesses also reported an extraordinary gain of $0.2 million, or $0.01 per share in 2004. Results from discontinued operations for 2004, including the gain on the sale of APS, amounted to earnings of $49.8 million, or $3.46 per share, compared to a loss of $6.2 million, or $0.44 per share in 2003.

         For the fourth quarter of 2004, the non-utility businesses, including unallocated UIL Corporate costs, reported a loss from continuing operations of $2.5 million, or $0.16 per share, compared to a loss from continuing operations of $1.9 million, or $0.13 per share, for the same period in 2003. The non-utility businesses reported an extraordinary gain of $0.2 million, or $0.01 per share in the fourth quarter of 2004.

XCELECOM, INC.
--------------

         Xcelecom, engaged in the specialty contracting and systems integration businesses, reported net income from continuing operations of $0.5 million, or $0.04 per share in 2004, compared to a net loss of $1.7 million, or $0.12 per share in 2003. In the fourth quarter of 2004, Xcelecom reported net income from continuing operations of $0.6 million, or $0.05 per share, compared to a net loss of $0.2 million, or $0.02 per share, for the same period in 2003. The improvement in earnings from 2003 was mainly due to increased revenues from all geographic regions of the electrical contracting business, as well as the absence of $0.08 per share of losses incurred on two large projects in the prior year. These improvements were partially offset by the absence of income recognized in the prior year related to the completion of a large contract. The aforementioned results of 2004 exclude an extraordinary gain of $0.2 million, or $0.01 per share, due to the determination of the actual amount of deferred acquisition payments to be paid in connection with a prior acquisition.

         During the fourth quarter of 2004, Xcelecom completed an acquisition in its systems integration line of business for $0.5 million in cash and earn out provisions over the next five year period. This acquisition had no material effect on 2004 earnings. Although Xcelecom still does not intend to grow materially though acquisitions in the near future, this acquisition supports Xcelecom's strategy of expanding existing business platforms and capitalizing on synergies among businesses to improve operating efficiencies.

         Xcelecom's backlog of work to be completed as of December 31, 2004 amounted to $199 million, an increase of $51 million, or 35%, over comparable year-end 2003 levels. While backlog has grown at virtually all of Xcelecom's construction operating entities, the composition of this backlog is weighted more towards larger, longer term projects than pre-recession levels, which have historically produced lower margins than smaller, faster paced projects.


NON-UTILITY MINORITY INTEREST INVESTMENTS
-----------------------------------------

UNITED BRIDGEPORT ENERGY, INC.
------------------------------

         UBE holds a 33 1/3% ownership interest in Bridgeport Energy, LLC (BE). UBE had a loss of $3.5 million, or $0.24 per share during 2004, compared to a loss of $2.2 million, or $0.15 per share in 2003. Lower energy prices due to mild weather, high natural gas prices and the absence of a viable capacity market to provide incentive for generating plants to remain available, continued to negatively impact results.

         UBE lost $1 million, or $0.07 per share, in the fourth quarter of 2004, compared to a net loss of $0.6 million, or $0.04 per share, during the same period in 2003.

         Although energy and natural gas prices continue to hamper the results of BE, the plant did not require any capital contributions from UBE during 2004.

UNITED CAPITAL INVESTMENTS, INC.
--------------------------------

         UCI is a subsidiary of UIL which holds a number of passive and minority investments, including a 25% interest in Cross-Sound Cable, LLC (Cross-Sound), an entity that owns and operates a transmission line connecting Connecticut to Long Island under the Long Island Sound. UCI lost $0.8 million, or $0.05 per share, in 2004 compared to a net loss of $0.6 million, or $0.05 per share, in 2003. UCI reported a loss of $0.4 million, or $0.02 per share, in the fourth quarter of of 2004, compared to breakeven results in the fourth quarter of 2003. The increased loss from the prior year, for both the fourth quarter and full year, was primarily due to a loss incurred at Cross-Sound as a result of the Cross-Sound cable being off-line for a significant portion of the fourth quarter of 2004 while remediation work was being conducted in the New Haven harbor.

         The remediation work was required to bring the Cross-Sound cable into compliance with burial depth permit conditions set forth by the CDEP and was completed in January 2005. The required remediation consisted of achieving the originally required burial depth in those areas deemed as "soft spots," meaning the obstructions which originally prevented achievement of such depth could generally be removed without the use of techniques such as blasting. The permit conditions did not require the original burial depth in the area where rock ledge obstruction prevented meeting the original burial depth, until such time that the United States Army Corp of Engineers is authorized to deepen the federal navigation channel in the New Haven Harbor.

         The impact of the loss at Cross-Sound was partially offset by lower valuation losses from other passive investments.

         Cross-Sound did not require additional capital funding from its owners during 2004.

UIL CORPORATE
-------------

         UIL Holdings retains certain costs at the holding company, or "corporate," level which are not allocated to the various non-utility subsidiaries. These costs generally include interest charges, strategic and other administrative costs. UIL Corporate incurred unallocated after-tax costs of $5.8 million, or $0.41 per share in 2004, compared to unallocated after-tax costs of $4.7 million, or $0.32 per share in 2003. For the fourth quarter of 2004, UIL Holdings incurred unallocated after-tax costs of $1.7 million, or $0.12 per share, compared to unallocated after-tax costs of $1.1 million, or $0.07 per share for the same period in 2003. The increased costs for both the quarter and the year were mainly due to increased administrative expenses such as stock based compensation expense and costs associated with complying with the federal Sarbanes Oxley Act, as well as the unallocated portion of costs associated with the previously announced restructuring of UIL and UI Finance organizations.

DISCONTINUED OPERATIONS
-----------------------

         On June 22, 2004, UIL completed the sale of APS to CheckFree, a leading provider of financial electronic commerce services and products, pursuant to the purchase agreement entered into between the parties on December 16, 2003. APS, and its 51% ownership interest in CellCards of Illinois, LLC (CCI) were classified as discontinued operations in the fourth quarter of 2003. On February 13, 2004, CCI was sold to an independent third party for book value, excluding transaction costs.

         The results of discontinued operations for 2004, including the gain on the sale of APS, amounted to earnings of $49.8 million, or $3.46 per share. The overall after-tax gain on the sale, net of all transaction costs incurred, was $46 million, or $3.20 per share. However, the after-tax effect of the sale, net of transaction costs, for 2004 was $3.21 per share, as certain transaction costs were incurred and expensed in the fourth quarter of 2003. Discontinued operations reported a net loss of $6.2 million, or $0.44 per share, in 2003 and a loss of $5.6 million, or $0.40 per share, in the fourth quarter of 2003.

LOOKING FORWARD
---------------

UIL HOLDINGS' CONSOLIDATED EARNINGS ESTIMATES FOR 2005 AND CASH FLOW DISCUSSION

         UIL's estimate of earnings from continuing operations for 2005 is $2.20 - $2.40 per share. This is a reduction of $0.17 - $0.37 per share from the 2004 earnings from continuing operations of $2.57 per share. The projections for 2005 are lower than 2004 earnings, as a number of non-recurring items increased 2004 earnings by an aggregate amount of approximately $0.28 per share. Excluding such items, UIL's 2004 earnings would have been approximately $2.29 per share, which is the mid-point of UIL's 2005 earnings range estimate. Details of the 2005 earnings estimate for each of UIL's business units are explained below.

THE UNITED ILLUMINATING COMPANY
-------------------------------

         UI's earnings range estimate for 2005 is $2.75 - $2.85 per share, reflecting a decrease of $0.07 - $0.17 per share from UI's 2004 earnings of $2.92 per share, excluding non-recurring items. The Distribution and Transmission Divisions are expected to earn $1.65 - $1.75 per share in 2005, reflecting a decrease of $0.08 - $0.18 per share from the 2004 level, excluding non-recurring items. The CTA is expected to earn $0.89 per share in 2005, reflecting a decrease of $0.05 per share due to an amortization related decline in the stranded cost rate base, and other sources are expected to earn $0.21 in 2005 reflecting an increase of $0.06 per share for those components.

         UI's 2005 earnings range estimate reflects anticipated sales growth of approximately 1.7% from 2004 real kilowatt-hour sales (excluding the impacts of weather, leap year and the unbilled revenue adjustment), increasing earnings by an estimated $0.16 per share. Real kilowatt-hour sales growth in 2004 was 3% greater than 2003, which was unusually high. Overall, however, the earnings of the Distribution and Transmission Divisions are expected to decline due to expense increases. Operation and maintenance expense for the divisions are expected to increase by approximately $6 - $8 million, reducing earnings by an estimated $0.25 - $0.33 per share. The expenses are expected to increase due to annual wage and salary increases, increased benefits expenses (particularly health insurance premiums) and workforce additions related to anticipated retirements. Depreciation expense is also expected to increase from the 2004 level as a result of UI's capital expenditure program. These increases in expenses and capital spending are necessary in order for UI to maintain and improve its electrical delivery systems, improve reliability of the system and provide superior customer service.

         UI had approximately $36 million of cash and temporary cash investments on hand at the end of 2004. UI is expected to continue to generate strong cash flows from operations in 2005. Funds from operations are expected to be in excess of $90 million, with roughly $30 million being generated by the CTA. UI is expected to dividend an amount equal to its net income to UIL in 2005, currently projected to be $40 - $41 million. Funds from operations will also be used to finance the capital expenditure program mentioned above. In the event that funds from operations are not sufficient to finance the entire capital expenditure program, existing cash on hand will be utilized.

         A portion of UI's planned capital expenditure program relates to the Middletown-to-Norwalk Transmission Line, which is projected at $10 million for 2005. Construction of this line has not yet received final siting approval. UI is currently planning on a long-term commitment of approximately $180 million (excluding the cost of financing the project, which is capitalized and known as allowance for funds used during construction) for its portion of the line, to be spent through 2009, pending final siting approval. Funding for this project is expected to come from internally generated funds in the early stages, and a combination of internally generated funds and borrowings, either short or long-term, for the later stages of the project. The details of funding will ultimately depend on the approved design of the line, and the timing and cost of construction. Current plans do not call for the issuance of any additional equity securities to finance this project. UI will accrue allowance for funds used during construction on project cost balances. Based on current projections, upon completion of the project in 2009, UI's rate base would increase approximately $230 million, at which time UI would begin to earn a return on, and commence recovery of, its investment. UI may earn a premium transmission return on its equity in the project.

XCELECOM
--------

         Xcelecom's earnings estimate for 2005 is $0.20 - $0.30 per share. This is an improvement of $0.16 - $0.26 per share from the 2004 earnings from continuing operations of $0.04 per share, excluding the extraordinary gain of $0.01 per share.

         Xcelecom is expecting growth in revenues and a slight improvement in operating margins in its northeast construction markets which have been lagging in the economic recovery. Although revenue growth is not expected in the southeast construction market, margins are expected to improve due to stronger market demand and the absence of hurricane-related impacts suffered in 2004. Overall, Xcelecom's construction backlog at the end of December 2004 was $199 million, an increase of $51 million, or 35% compared to the $147 million backlog at the end of December 2003.

         Xcelecom has taken numerous actions in 2004 to improve performance at those construction subsidiaries that were performing below expectations. These actions have included the closure of poorly performing offices and divisions, management changes, merger of entities in contiguous geographic markets, overhead cost reductions and a continued emphasis on training and improved project selection and execution. While Xcelecom management believes that additional improvement efforts are required in 2005, it also expects that those actions already taken in 2004 will have a positive impact on 2005 results.

         Xcelecom also expects improved results in the systems integration segment, due to current growth in customer demand for related products and services, particularly internet telephony, network security and storage solutions. A small acquisition completed at the end of 2004 in this segment is expected to provide additional revenues and income on a year-over-year basis. Xcelecom has also recruited a new sales and management team at its one lagging system integration company to take advantage of this growing market.

         Xcelecom is expected to generate enough cash from operations in 2005 to fund its operations, pay for capital expenditures, and fund its contractual obligations from prior acquisitions, but is not expected to make a cash contribution to UIL in 2005. Xcelecom maintains a revolving credit facility that may be utilized to meet short-term liquidity needs.

MINORITY INTEREST INVESTMENT & OTHER
------------------------------------

UNITED BRIDGEPORT ENERGY, INC.
------------------------------

         The 2005 estimate of losses for UBE is $0.50 - $0.40 per share, compared to losses of $0.24 per share in 2004. The 2005 estimate is based on expected operating performance similar to 2004, with the projected increase in losses attributable to a major plant overhaul planned for the first half of 2005. Results for UBE are the most uncertain component of UIL's earnings estimates at this time. UBE continues to be hampered by low energy prices (sales), high natural gas prices (costs), and the absence of a viable capacity market, which keep both margins and revenues low. These factors have negatively impacted results in 2004. The 2005 estimate also reflects a continuation of depressed installed capability (ICAP) revenues. UIL is actively reviewing with the majority owner and operator of the plant alternatives to improve results of BE, but those results are highly dependent upon energy prices and natural gas prices in Connecticut, which are volatile.

         The majority owner of BE has proposed that BE file with the Federal Energy Regulatory Commission (FERC) an application for "Reliability Must Run"
(RMR) status, which, if approved, could significantly increase BE's revenues in 2005. If RMR status is granted by the FERC beginning March 1, 2005, UIL estimates that UBE's 2005 loss could be significantly reduced. UBE agrees with the majority owner that RMR would be beneficial to BE, but objected because certain aspects of proposed related transactions between the majority owner and its affiliates are not in the best interests of BE. Therefore, in the first quarter of 2005, UBE notified the majority owner that it will pursue its contractual rights to sell its 33 1/3% interest to the majority owner at fair market value. The majority owner of BE has responded to UBE's notice, asserting that the contractual preconditions for such a sale have not been met. UBE and the majority owner have commenced a dispute resolution process to resolve this disagreement over the sale rights. The potential outcome of this action is not known at this time, and therefore has not been incorporated into the 2005 earnings range estimate for UBE.

         BE will require additional capital from UBE in 2005, amounting to as much as $6 million, to cover costs related to a scheduled major plant overhaul. UBE has committed to provide a capital contribution of $2 million in the first quarter of 2005. UBE and the majority owner plan to fund the additional capital requirements either through further capital contributions or through a secured loan to the plant on terms comparable to the current market.

UNITED CAPITAL INVESTMENTS, INC.
--------------------------------

         UCI earnings are expected to be between breakeven and $0.05 per share in 2005. UCI's share of earnings from Cross-Sound is expected to be between breakeven and $0.05 per share and the remainder of UCI's passive investments are expected to breakeven in 2005. Cross-Sound cable is operating under an interim agreement with the Long Island Power Authority that provides somewhat lower revenues to Cross-Sound than the long-term agreement that goes into effect in 2007. Burial remediation of the cable to the proper depths required by its permit has been completed, which should reduce the uncertainty around the operations and earnings impact of the cable on UIL in 2005. In addition, UIL expects compliance with the construction permit will allow Cross-Sound to pursue refinancing of UIL's $24 million loan to Cross-Sound with project financing.

         The remainder of UCI, which includes roughly $3.3 million of passive investments in venture capital funds, and some lease income and administrative costs, is expected to breakeven in 2005. UCI, including Cross-Sound, is expected to be cash neutral in 2005.

UIL CORPORATE
-------------

         UIL Corporate reports unallocated corporate administrative costs and unallocated interest charges. UIL Corporate is expected to incur unallocated after-tax costs of $0.30 - $0.40 per share in 2005, an improvement from the 2004 after-tax costs of $0.41 per share. The improvement is due to lower interest charges resulting from the repayment of short-term borrowings in mid-2004 after the sale of APS, and lower administrative costs. On an annualized basis, the reorganization of the UIL and UI Finance organizations is expected to yield consolidated after-tax cost savings of approximately $0.04 per share, although the impact to 2005 earnings will be somewhat lower due to the timing of employee departures.

         UIL Corporate is entirely dependent on dividends from its subsidiaries and external borrowings to provide the cash necessary to service its debt, pay administrative costs, pay common dividends to UIL's shareholders and to meet other contractual obligations not funded by UIL's subsidiaries. UIL Corporate is expected to operate at a cash deficit in 2005. UIL Corporate will use cash on hand, as well as short-term borrowings, to fund its operations. UIL Corporate will also utilize short-term borrowings to fund UBE's capital requirements related to the major plant overhaul scheduled at BE. UI's dividends to UIL will fund virtually all, if not all, of UIL's dividends to shareholders. If Cross-Sound secures external project financing, UIL should receive repayment of its $24 million loan to Cross-Sound in 2005, which would likely put UIL Corporate in a positive cash position.


  UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; United Capital Investments, Inc., which holds a number of passive, minority investments, including a 25% interest in the Cross-Sound Cable Company, LLC; and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

CERTAIN STATEMENTS CONTAINED HEREIN, REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). THESE INCLUDE STATEMENTS REGARDING MANAGEMENT'S INTENTIONS, PLANS, BELIEFS, EXPECTATIONS OR FORECASTS FOR THE FUTURE. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE CORPORATION'S EXPECTATIONS AND INVOLVE RISKS AND UNCERTAINTIES; CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES, CHANGES IN DEMAND FOR ELECTRICITY AND OTHER PRODUCTS AND SERVICES, UNANTICIPATED WEATHER CONDITIONS, CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES, AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, AND TECHNOLOGICAL FACTORS AFFECTING THE OPERATIONS, MARKETS, PRODUCTS, SERVICES AND PRICES OF THE CORPORATION'S SUBSIDIARIES. THE FOREGOING AND OTHER FACTORS ARE DISCUSSED AND SHOULD BE REVIEWED IN THE CORPORATION'S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OTHER SUBSEQUENT PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. FORWARD-LOOKING STATEMENTS INCLUDED HEREIN SPEAK ONLY AS OF THE DATE HEREOF AND THE CORPORATION UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE SUCH STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES.


The following are summaries of UIL Holdings' unaudited consolidated and segmented financial information for the fourth quarter and full year 2004:

                                                        ##

                            UIL HOLDINGS CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                      (THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                               Three Months Ended           Twelve Months Ended
                                                                   December 31,                 December 31,
                                                              2004              2003          2004          2003
                                                              ----              ----          ----          ----

OPERATING REVENUES
  Utility                                                   $ 175,170      $ 153,297      $ 764,027     $ 669,620
  Non-utility businesses                                       92,535         75,817        337,260       294,057
                                                            ----------    -----------   ------------   -----------
       Total Operating Revenues                               267,705        229,114      1,101,287       963,677
                                                            ----------    -----------   ------------   -----------
OPERATING EXPENSES
  Operation
     Fuel and energy                                           88,891         66,431        377,905       272,673
     Operation and maintenance                                139,651        124,634        526,021       478,720
  Depreciation and amortization                                16,260         12,142         68,086        82,239
  Taxes - other than income taxes                               9,132          8,951         41,285        41,088
                                                            ----------    -----------   ------------   -----------
       Total Operating Expenses                               253,934        212,158      1,013,297       874,720
                                                            ----------    -----------   ------------   -----------
 OPERATING INCOME FROM CONTINUING OPERATIONS                   13,771         16,956         87,990        88,957
                                                            ----------    -----------   ------------   -----------

OTHER INCOME AND (DEDUCTIONS), NET                                285          1,362          8,591         5,383
                                                            ----------    -----------   ------------   -----------

INTEREST CHARGES, NET
  Interest on long-term debt                                    5,126          5,835         20,252        25,590
  Other interest, net                                             416            941          1,049         2,403
                                                            ----------    -----------   ------------   -----------
                                                                5,542          6,776         21,301        27,993
  Amortization of debt expense and redemption premiums            400            326          1,490         1,267
                                                            ----------    -----------   ------------   -----------
       Total Interest Charges, net                              5,942          7,102         22,791        29,260
                                                            ----------    -----------   ------------   -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES           8,114         11,216         73,790        65,080
INCOME TAXES                                                    1,877          8,466         30,735        33,450
                                                            ----------    -----------   ------------   -----------
INCOME FROM CONTINUING OPERATIONS OF CONSOLIDATED COMPANIES     6,237          2,750         43,055        31,630
INCOME (LOSSES) FROM EQUITY INVESTMENTS                        (1,696)          (338)        (6,137)       (2,093)
                                                            ----------    -----------   ------------   -----------
INCOME FROM CONTINUING OPERATIONS                               4,541          2,412         36,918        29,537
DISCONTINUED OPERATIONS, NET OF TAX                                 -         (5,646)        49,824        (6,251)
EXTRAORDINARY GAIN, NET OF TAX                                    203              -            203             -
                                                            ----------    -----------   ------------   -----------
 NET INCOME                                                   $ 4,744       $ (3,234)      $ 86,945      $ 23,286
                                                            ==========    ===========   ============   ===========

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC            14,470         14,306         14,390        14,291
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED          14,558         14,333         14,473        14,304

EARNINGS PER SHARE OF COMMON STOCK - BASIC:
  CONTINUING OPERATIONS                                        $ 0.32         $ 0.17         $ 2.57        $ 2.07
  DISCONTINUED OPERATIONS                                      $    -         $(0.40)        $ 3.46        $(0.44)
  EXTRAORDINARY GAIN                                           $ 0.01         $    -         $ 0.01        $    -
                                                            ----------    -----------   ------------   -----------
  NET EARNINGS                                                 $ 0.33         $(0.23)        $ 6.04        $ 1.63
                                                            ==========    ===========   ============   ===========

EARNINGS PER SHARE OF COMMON STOCK - DILUTED:
  CONTINUING OPERATIONS                                        $ 0.32         $ 0.17         $ 2.56        $ 2.07
  DISCONTINUED OPERATIONS                                      $    -         $(0.40)        $ 3.44        $(0.44)
  EXTRAORDINARY GAIN                                           $ 0.01         $    -         $ 0.01        $    -
                                                            ----------    -----------   ------------   -----------
  NET EARNINGS                                                 $ 0.33         $(0.23)        $ 6.01        $ 1.63
                                                            ==========    ===========   ============   ===========

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK              $ 0.72         $ 0.72         $ 2.88        $ 2.88
                                                            ==========    ===========   ============   ===========


                             UIL HOLDINGS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (Unaudited)



                                                                                   December 31,           December 31,
     (thousands of dollars)                                                           2004                   2003
     -------------------------------------------------------------------------------------------------------------------
     ASSETS
        Current assets                                                            $ 258,078        $ 229,732
        Current assets of discontinued operations held for sale                           -          103,697
        Property, plant and equipment, net                                          563,852          548,794
        Regulatory assets                                                           696,356          736,808
        Other long-term assets                                                      269,322          261,205
        Long-term assets of discontinued operations held for sale                         -           17,930
                                                                                ------------     ------------
                     Total Assets                                                $1,787,608       $1,898,166
                                                                                ============     ============


     LIABILITIES AND CAPITALIZATION
        Current liabilities                                                       $ 197,624        $ 217,461
        Current liabilities of discontinued operations held for sale                      -           94,267
        Noncurrent liabilities                                                      147,434          171,455
        Noncurrent liabilities of discontinued operations held for sale                   -              921
        Deferred income taxes                                                       345,482          345,676
        Regulatory liabilities                                                       57,497           80,152
                                                                                ------------     ------------
                     Total Liabilities                                              748,037          909,932

        Net long-term debt                                                          491,174          495,460
        Net common stock equity                                                     548,397          492,774
                                                                                ------------     ------------
                     Total Capitalization                                         1,039,571          988,234
                                                                                -----------      ------------
                     Total Liabilities and Capitalization                        $1,787,608       $1,898,166
                                                                                ===========      ============

                                                 UIL HOLDINGS CORPORATION
                                        SEGMENTED CONSOLIDATED INCOME STATEMENT

                                                                   QUARTER ENDED                          YEAR ENDED
                                                                    DECEMBER 31,                          DECEMBER 31,
(In Millions - Unaudited)                                     2004                2003              2004                2003
-------------------------                                     ----                ----              ----                ----
OPERATING REVENUE
UI from operations                                           $175.2              $153.3            $764.1              $669.6
Xcelecom                                                       92.5                75.8             337.2               294.0
Minority Interest Investment and Other                          0.0                 0.0               0.0                 0.1
                                                            --------            --------        ----------          ----------
  TOTAL                                                      $267.7              $229.1          $1,101.3              $963.7
                                                            ========            ========        ==========          ==========

FUEL AND ENERGY EXPENSE - UI                                  $88.9               $66.5            $377.9              $272.7
                                                            ========            ========        ==========          ==========

OPERATION AND MAINTENANCE EXPENSE
UI                                                            $47.7               $49.7            $190.4              $185.5
Xcelecom                                                       90.1                74.4             330.1               290.0
Minority Interest Investment and Other                          1.8                 0.5               5.5                 3.2
                                                            --------            --------        ----------          ----------
  TOTAL                                                      $139.6              $124.6            $526.0              $478.7
                                                            ========            ========        ==========          ==========

DEPRECIATION AND AMORTIZATION
UI                                                             $6.7                $7.2             $28.7               $28.3
Xcelecom                                                        0.8                 0.9               3.5                 3.5
                                                            --------            --------        ----------          ----------
  Subtotal depreciation                                         7.5                 8.1              32.2                31.8
Amortization of regulatory assets (UI)                          8.4                 3.7              34.6                49.2
Amortization Xcelecom                                           0.4                 0.2               1.3                 1.2
                                                            --------            --------        ----------          ----------
  TOTAL                                                       $16.3               $12.0             $68.1               $82.2
                                                            ========            ========        ==========          ==========

TAXES - OTHER THAN INCOME TAXES
UI - State gross earnings tax                                  $5.7                $5.5             $25.3               $25.8
UI - other                                                      3.1                 3.0              14.2                13.5
Xcelecom                                                        0.3                 0.4               1.8                 1.8
                                                            --------            --------        ----------          ----------
  TOTAL                                                        $9.1                $8.9             $41.3               $41.1
                                                            ========            ========        ==========          ==========

OTHER INCOME (DEDUCTIONS)
UI - other                                                    ($0.2)               $1.3              $6.6                $5.3
Xcelecom                                                        0.3                 0.0               0.9                 0.5
Minority Interest Investment and Other                          0.1                 0.0               1.0                (0.4)
                                                            --------            --------        ----------          ----------
  TOTAL                                                        $0.2                $1.3              $8.5                $5.4
                                                            ========            ========        ==========          ==========

INTEREST CHARGES
UI                                                             $3.9                $4.3             $14.2               $20.7
UI - Amortization: debt expense, redemption premiums            0.3                 0.7               1.4                 1.3
Xcelecom                                                        0.2                 0.2               0.6                 0.6
Minority Interest Investment and Other                          1.5                 1.9               6.6                 6.6
                                                            --------            --------        ----------          ----------
  TOTAL                                                        $5.9                $7.1             $22.8               $29.2
                                                            ========            ========        ==========          ==========

INCOME TAXES
UI                                                             $3.2                $9.8             $37.8               $39.5
Xcelecom                                                        0.4                (0.1)              0.3                (0.9)
Minority Interest Investment and Other                         (1.8)               (1.1)             (7.4)               (5.1)
                                                            --------            --------        ----------          ----------
  TOTAL                                                        $1.8                $8.6             $30.7               $33.5
                                                            ========            ========        ==========          ==========

INCOME (LOSSES) FROM EQUITY INVESTMENTS
UI                                                             $0.0                $0.1              $0.3                $0.3
Minority Interest Investment and Other                         (1.7)               (0.4)             (6.4)               (2.4)
                                                            --------            --------        ----------          ----------
  TOTAL                                                       ($1.7)              ($0.3)            ($6.1)              ($2.1)
                                                            ========            ========        ==========          ==========

EXTRAORDINARY GAIN (LOSS), NET OF TAX - XCELECOM               $0.2                $0.0              $0.2                $0.0
                                                            ========            ========        ==========          ==========

NET INCOME
UI                                                             $7.0                $4.3             $46.5               $38.7
Xcelecom                                                        0.6                (0.2)              0.5                (1.7)
Minority Interest Investment and Other                         (3.1)               (1.7)            (10.1)               (7.5)
                                                            --------            --------        ----------          ----------
  SUBTOTAL INCOME FROM CONTINUING OPERATIONS                    4.5                 2.4              36.9                29.5
Discontinued Operations                                         0.0                (5.6)             49.8                (6.2)
Extraordinary Gain - Xcelecom                                   0.2                 0.0               0.2                 0.0
                                                            --------            --------        ----------          ----------
  TOTAL NET INCOME                                             $4.7               ($3.2)            $86.9               $23.3
                                                            ========            ========        ==========          ==========

                                        BUSINESS SEGMENT SUMMARY INFORMATION
                                       (In Millions, except per share amounts)
                                                    (Unaudited)

-------------------------------------------------------------------------------------------------------------------
                                             UIL HOLDINGS CORPORATION
-------------------------------------------------------------------------------------------------------------------


                                                  QUARTER ENDED   QUARTER ENDED     YEAR ENDED       YEAR ENDED
                                                  DEC. 31, 2004   DEC. 31, 2003    DEC. 31, 2004   DEC. 31, 2003
                                                  -------------   -------------    -------------   -------------

Income from Continuing Operations, net of tax          $  4.5          $  2.4           $ 36.9           $ 29.5

Net Income                                             $  4.7          $ (3.2)          $ 86.9           $ 23.3

Earnings per Share - basic                             $ 0.33          $(0.23)          $ 6.04           $ 1.63

-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
                                           THE UNITED ILLUMINATING COMPANY
-------------------------------------------------------------------------------------------------------------------


                                                  QUARTER ENDED   QUARTER ENDED    YEAR ENDED       YEAR ENDED
                                                  DEC. 31, 2004   DEC. 31, 2003    DEC. 31, 2004   DEC. 31, 2003
                                                  -------------   -------------    -------------   -------------

Net Income                                             $  7.0          $  4.3           $ 46.5           $ 38.7

Earnings per Share - basic                             $ 0.48          $ 0.30           $ 3.23           $ 2.71

Retail Sales (millions of KWH)                          1,423           1,373            5,952*           5,763

*Includes 46 million KWH non-recurring adjustment associated with a change in accounting estimate to unbilled revenue recognized in Q1 2004.
-------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------
                                              NON-UTILITY BUSINESSES
-------------------------------------------------------------------------------------------------------------------


                                                  QUARTER ENDED   QUARTER ENDED     YEAR ENDED      YEAR ENDED
                    XCELECOM                      DEC. 31, 2004   DEC. 31, 2003    DEC. 31, 2004   DEC. 31, 2003
                    --------                      -------------   -------------    -------------   -------------
Net Income                                            $   0.8         $  (0.2)         $   0.7          $  (1.7)

Earnings per Share - basic                            $  0.06         $ (0.02)         $  0.05          $ (0.12)


          MINORITY INTEREST INVESTMENT
                    AND OTHER
          ----------------------------

Net Income                                            $  (3.1)        $  (1.7)         $ (10.1)         $  (7.5)

Earnings per Share - basic                            $ (0.21)        $ (0.11)         $ (0.70)         $ (0.52)


             DISCONTINUED OPERATIONS
             -----------------------

Net Income                                            $    -          $  (5.6)         $  49.8          $  (6.2)

Earnings per Share - basic                            $    -          $ (0.40)         $  3.46          $ (0.44)


          TOTAL NON-UTILITY BUSINESSES
          ----------------------------

Net Income                                            $  (2.3)        $  (7.5)         $  40.4          $ (15.4)

Earnings per Share - basic                            $ (0.15)        $ (0.53)         $  2.81          $ (1.08)
-------------------------------------------------------------------------------------------------------------------